EXHIBIT 10.23
AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (the “Agreement”) is made as of the 30th day of January, 2015 between Natalie Levy (the “Employee”) and The Children’s Place Services Company, LLC and its parents and direct and indirect subsidiaries and affiliated corporations (collectively, the “Employer” or the “Company”).
1.Separation from Employment. The Employee acknowledges, confirms and agrees that the Employee’s last day of employment with the Company will be January 30, 2015 (the “Separation Date”).
2.    Separation Payment. As good and valuable consideration for the Employee’s execution, delivery and non-revocation of this Agreement, the Employer shall, subject to the effectiveness of this Agreement, pay or deliver, as applicable, to the Employee:
(i)One Million Fifty Thousand Dollars ($1,050,000), less legally required payroll deductions, which amount shall be paid in thirty nine (39) equal bi-weekly installments commencing with the first pay period following the Effective Date (as defined in Paragraph 6(c) below) and subject to the terms contained herein. The Employee agrees that the Employee shall immediately notify the Employer (Attention: General Counsel) of the Employee’s commencement of other employment or engagement, whether as an employee, consultant, independent contractor or otherwise, whether with another entity, person or other third party or on her own behalf (collectively, an “Other Engagement”). Upon commencement of an Other Engagement, the Employer’s payment obligations and the Employee’s entitlement to salary continuation pursuant to this Paragraph 2(i) shall automatically and unconditionally be reduced by the amount of salary and other like annual remuneration the Employee receives or accrues from such Other Engagement during the eighteen (18) month severance period. It is understood and agreed that any amounts the Employee receives as unemployment insurance payments from applicable governmental authorities do not constitute offsetting payment amounts contemplated by the preceding sentence (nothing herein addresses the Employee’s eligibility to receive unemployment insurance payments). In the event the Company makes any payment to the Employee following her commencement of an Other Engagement in excess of the amount calculated in accordance with the prior sentence, the Employee agrees to immediately repay any and all such excess amounts to the Employer; and
(ii)One Million Eight Hundred Fifty Thousand Dollars ($1,850,000), less legally required payroll deductions, which amount shall be paid in a lump sum within ten (10) business days after the Effective Date.
3.    Benefits. As good and valuable consideration for the Employee’s execution, delivery, and non-revocation of this Agreement, the Employer also shall, subject to the effectiveness of this Agreement, waive the Employee’s premium costs for continued health and/or dental coverage under the Company’s group health plan(s) pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period ending on the earlier to occur of the of eighteenth (18th) month anniversary of the Effective Date and the date the Employee commences employment with another entity or third party that offers health benefits or otherwise becomes entitled to health benefits, provided, that the Employee timely elects such COBRA coverage in accordance with the requirements of such plan(s). Thereafter, should the Employee desire to continue COBRA coverage, the Employee shall be responsible for the full applicable COBRA premium costs.
4.    Agreements Regarding Payments and Benefits.
(a)    The Employee acknowledges and agrees that the consideration set forth in Paragraphs 2 and 3 of this Agreement exceeds, supersedes, and extinguishes the amount, if any, that the Employee may be entitled to under any offer letter, employment agreement, award agreement, or long-term or annual compensation plan or policy, verbal or written, as well as any employment or personnel policies, procedures or handbooks, including but not limited to, severance plans, policies or precedent utilized by the Employer, or any other legal obligation which the Employer may have to the Employee. The Employee further acknowledges and agrees that in the absence of this Agreement, the Employee would not be entitled to, among other things, the payments provided by this Agreement. The Employee also acknowledges and agrees that any monetary and other benefits (including without limitation, salary, bonus and vacation pay) and any equity awards which, prior to the execution of this Agreement, the Employee may have earned or accrued, or to which the Employee may have been entitled to be paid or delivered prior to the execution of this Agreement, have been paid, delivered, or addressed in this Agreement, and such payments, benefits and equity awards have been irrevocably forfeited, released, waived or settled by the Employee pursuant to this Agreement.
(b)    Further, without limiting the generality of the foregoing, the Employee specifically understands and agrees that each and all of the Stock Awards (as hereinafter defined) are hereby irrevocably forfeited, cancelled and released, and the Employee shall not have any entitlements or rights thereunder or to the shares of the Company’s common stock, par value $0.10 per share, underlying the Stock Awards, regardless of whether such shares are vested, unvested, earned, “banked” or otherwise. For purposes hereof, “Stock Awards” means: (i) Time-Based Restricted Stock Unit Award Agreement dated as of April 20, 2012, (ii) Time-Based Restricted Stock Unit Award Agreement dated as of February 15, 2013, (iii) Time-Based Restricted Stock Unit Award Agreement dated as of April 19, 2013, (iv) Time-Based Restricted Stock Unit Award Agreement dated as of May 5, 2014, (v) Performance-Based Restricted Stock Unit Award Agreement dated as of April 20, 2012, (vi) Performance-Based Restricted Stock Unit Award Agreement dated as of April 19, 2013, and (vii) Performance-Based Restricted Stock Unit Award Agreement dated as of May 5, 2014.
(c)    Finally, the Employee agrees that the Employee is not entitled to, and will not seek, any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation (including without limitation, equity-based compensation), payment or benefit from the Released Parties (as defined in Paragraph 11) other than that to which the Employee is entitled pursuant to Paragraphs 2 and 3 of this Agreement. The Employee further agrees that the Employee shall not accrue any additional awards or rights pursuant to any equity, bonus or other compensation plan or arrangement of the Company and shall forfeit any rights to any equity and other awards or other compensation to the extent not vested and delivered as of the Separation Date.

(d)    Morgan Stanley has informed Employer that Employee holds 13,630 shares of Company common stock, par value $0.10 per share (the “Common Stock”), in account no. 235143475 in her name. Employer confirms that, notwithstanding anything to the contrary set forth above in this Paragraph 4, based on the facts known to the Employer on the date hereof: (i) such shares of Common Stock are not subject to forfeiture in favor of Employer and (ii) the Employer will not take any action under its Insider Trading Policy applicable to senior executives to prevent the Employee from selling such shares of Common Stock in the open market following the second full business day after the date of the public announcement by the Employer of its financial results for its fourth fiscal quarter and fiscal year ending January 31, 2015 (currently scheduled for March 12, 2015). Nothing herein is intended to guarantee or otherwise ensure that Employee will be able to sell such shares of Common Stock in the open market at any time and/or at any price. In addition, nothing herein addresses the Employee’s obligations under U.S. securities laws in connection with trading in shares of the Company’s Common Stock.
5.    Return of Company Property. The Employee understands and agrees that as a prior condition to receiving the consideration set forth in Paragraphs 2 and 3 of this Agreement, the Employee shall return to the Company all laptops, cellular telephones, iPhones, iPads, blackberries, keys, locks, credit cards, documents, records, materials, and other information or assets of any type whatsoever that is the property of the Company or its affiliates. The Employee further agrees that the Employee shall not retain and shall immediately return any copies, images, or reproductions of correspondence, memoranda, reports, financial information, notebooks, drawings, photographs, or other documents relating in any way to the affairs of the Company, its affiliates or their respective customers, franchisees, suppliers or vendors.
6.    Consultation with Counsel and Voluntariness of Agreement.
(a)    Employee acknowledges and agrees that the Employer has advised the Employee in writing to consult with an attorney at the Employee’s own expense prior to executing this Agreement. The Employee further acknowledges and agrees that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Agreement, the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.
(b)    Employee further acknowledges and agrees that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
(c)    Unless revoked as provided below, this Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery of this Agreement to the Employer by the Employee (the “Effective Date”). The parties to this Agreement understand and agree that the Employee may revoke this Agreement after having executed and delivered it to the Employer by so advising the Employer in writing no later than 11:59 p.m. on the seventh (7th) day after the Employee’s execution and delivery of this Agreement to the Employer. If the Employee revokes this Agreement, it shall not be effective or enforceable, and the Employee shall not be entitled to the payments or benefits set forth in Paragraphs 2 and 3 of this Agreement.

7.    Confidentiality of Agreement. Except as otherwise provided in Paragraph 20, the Employee agrees:
(a)     The Employee will not to disclose the existence of this Agreement, the terms and conditions of this Agreement or the events or discussions leading up to the execution and delivery of this Agreement to any person or entity, except: (i) to comply with this Agreement; (ii) to the Employee’s legal, financial or tax advisors, spouse, and to the Internal Revenue Service or any similar state or local taxation authority; or (iii) as otherwise required by law.
(b)    The Employee will not publicly or privately disparage, demean or impugn the reputation of, or encourage, assist or direct another person or entity to, publicly or privately disparage, demean or impugn the reputation of, the Company, the way it conducts its business and affairs, or any of the Company’s products, services, affiliates, customers, franchisees, suppliers, vendors, or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries. Nothing in this subparagraph is intended to restrict or prevent the Employee from complying with a subpoena or other order of a court of competent jurisdiction or from making statements to a court or regulatory body in response to an inquiry from such court or regulatory body.
8.    Confidential and Proprietary Information and Work Product.
Employee acknowledges and agrees that the Employee continues to be bound by and will abide by the terms of the Confidentiality, Work Product and Nonsolicitation Agreement (“Confidentiality Agreement”) attached hereto as Exhibit A.
9.    Non-Competition, Non-Solicitation, and No Interference With Business Operations.
(a)    The Employee agrees that for a period of eighteen (18) months following the Separation Date, the Employee will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any person, company or other business enterprise, assist in, engage in or otherwise be connected to or benefit from any business enterprise that directly or indirectly owns, operates or is affiliated with any business competitive with that of the Company. A “business competitive with that of the Company” is one that (i) designs, manufactures, contracts to manufacture, sells or licenses to sell, or intends to design, manufacture, contract to manufacture, sell or license to sell, children’s apparel, footwear and/or accessories, and/or other children’s-oriented merchandise, or (ii) engages in or provides or intends to engage in or provide any products, services or other business which is of the same nature as a product, service or other business of the Company or a product, service or other business which the Company is developing and of which the Employee has knowledge (collectively, a “Competitive Business”). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Employee’s ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a Competitive Business.
(b)    Notwithstanding Section 4 of the Confidentiality Agreement, Employee further agrees that for a period of eighteen (18) months following the Separation Date, the Employee will not, without the express prior written consent of the Company, directly or indirectly: (i) solicit, recruit, hire, engage, or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person or entity who or which either is, or during the twelve (12) months immediately preceding the Separation Date was, an employee, agent, consultant, or independent contractor of the Company or (ii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its vendors, lessors, franchisees, wholesale customers, independent contractors, agents or employees.
(c)    Employee acknowledges and agrees that the restrictions on the activities in which the Employee may engage that are set forth in the Confidentiality Agreement and Paragraphs 9(a) and (b) of this Agreement, and the location and period of time for which such restrictions apply, are reasonable and necessary to protect the Company’s legitimate business interests. The Employee understands that the Company’s business is global and, accordingly, the restrictions cannot be limited to any particular geographic area. The Employee further acknowledges that the restrictions contained in this Agreement or in the Confidentiality Agreement will not prevent the Employee from earning a livelihood.
10.    Injunctive Relief. The Employee acknowledges that a breach or threatened breach of any of the terms set forth in Paragraphs 5, 7, 8 (including any of the terms of the Confidentiality Agreement referred to therein) or 9 of this Agreement shall result in an immediate irreparable and continuing harm to the Employer for which there shall be no adequate remedy of law. The Employer shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Employer in connection with Paragraphs 5, 7, 8 (including the Confidentiality Agreement referred to therein) and 9 of this Agreement.
11.    Employee Release of Employer and Released Parties.
(a)    In exchange for the consideration set forth above, the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employer, as well as the Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment with the Employer or separation therefrom, including but not limited to any claims based upon common law, or any federal, state or local employment statutes or civil rights laws (hereafter the “Claims”). Claims, as included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (the OWBPA”); the Americans with Disabilities Act; the Lily Ledbetter Act; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This release releases all Claims including those of which the Employee is not aware and those not mentioned in this Agreement up to the date of the execution and delivery of this Agreement to Company. The Employee expressly acknowledges and agrees that, by entering into this Agreement, the Employee is releasing and waiving any and all Claims, including, without limitation, claims that the Employee may have arising under ADEA, which have arisen on or before the date of the Employee’s execution and delivery of this Agreement to Company.
(b)    This release does not waive rights or claims that may arise after this release is executed, including any right or claim to enforce the terms of this Agreement, and does not waive any rights which cannot be waived as a matter of law.
(c)    Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with the Employee’s protected right to test in any court, under the OWBPA, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement
12.    Representations by the Employee. (a) Except as otherwise provided in Paragraph 20, the Employee hereby represents and warrants to the Released Parties that: (a) as of the date of this Agreement the Employee has not filed, caused, or permitted to be filed any pending lawsuit or complaint against any of the Released Parties, nor has the Employee agreed to do any of the foregoing; and (b) the Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against the Released Parties that has been released in this Agreement.
(b)    Employee represents and warrants that the Employee: (i) has not made any misrepresentations or engaged in any misconduct or malfeasance during the Employee’s employment that would constitute a material violation under the Company’s Code of Business Conduct or Anti-Corruption Policy; and (ii) is not aware of any misconduct or malfeasance by any employee, independent contractor or director of the Company that the Employee should report in accordance with the Company’s Code of Business Conduct or Anti-Corruption Policy, or any irregularity in the Company’s books or records or any other matter relating to the Company’s finances or accounting that should properly be reported by the Employee pursuant to the procedures established by the Company for making such reports, except any that has already been reported by the Employee in writing to the appropriate personnel of the Company. Except as set forth in Paragraph 11(b) and (c) above, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by the Employee or any third party of a proceeding or claim against any of the Released Parties unless compelled to do so by law.
13.    Removal from Company Positions and Indemnification. The Employee agrees that as of the Separation Date, the Employee hereby resigns from all positions held on behalf of the Company, including but not limited to, officer, director, agent, representative, trustee, administrator, fiduciary and signatory. In addition, with respect to all acts or omissions of the Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify the Employee to the same extent that the Employee was indemnified prior to the Separation Date and that the

Employee shall retain the benefit of all directors and officers liability insurance and coverage maintained by the Company with respect to claims made during the period provided by the Company’s current policy and to the extent provided by any future policy from time to time maintained by the Company with respect to other former executives of the Company, in each case on the terms and conditions of such policy(s).
14.    Cooperation. Except as otherwise provided in Paragraph 20, the Employee shall furnish all information as may be in the Employee’s possession to, and fully cooperate with, the Company as may reasonably be requested by the Company in the orderly transfer of the Employee’s responsibilities to other Company employees or in connection with any internal investigation or any litigation or other proceeding in which the Company is or may be involved or a party.
15.    Violation of Terms. Should the Employee violate any provision of this Agreement (or the Confidentiality Agreement) in any material respect, then, in addition to all other damages or legal remedies available to the Employer (including without limitation injunctive relief), the Employee immediately shall return to the Employer all monies paid to the Employee pursuant to this Agreement, less $25,000. the Employee agrees that if the Employee is required to return such payments, this Agreement shall continue to be binding on the Employee and the Released Parties shall be entitled to enforce the provisions of this Agreement as if the payments had not been repaid to Company and Company shall have no further obligations to pay or provide the Employee with any of the payments and benefits set forth herein. Should the Employer violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy the Employee’s damages. The parties agree that, should either party seek to enforce the terms of this Agreement (or the Confidentiality Agreement) through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees in relation to such litigation. However, in accordance with applicable laws, if the Employee commences a proceeding under the OWBPA and/or the ADEA to challenge the validity of this release and prevails on the merits of an ADEA claim, the prior sentence shall not apply, and the court shall have discretion to determine whether the Company is entitled to restitution, recoupment or set off (a “reduction”) against a monetary award obtained by the Employee, which cannot exceed the amount the Employee recovers or the amount the Employee received for signing this Agreement, whichever is less.
16.    No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party.
17.    Waiver of Reinstatement. By entering into this Agreement, the Employee acknowledges and agrees that the Employee waives any claim to reinstatement and/or future employment with the Employer. The Employee further acknowledges and agrees that the Employee is not and shall not be entitled to any payments, benefits or other obligations from any of the Released Parties whatsoever (except as expressly set forth in this Agreement).
18.    Delay in Payments as Required by Section 409A of the Code. Notwithstanding any provisions herein to the contrary, if all or any portion of the payments due under Paragraph 2 hereof are reasonably determined to be “nonqualified deferred compensation” subject to Section 409A of the Code and the Company determines that the Employee is a “specified employee” (as defined in

Section 409A(a)(2)(B)(i) of the Code and the other guidance promulgated thereunder), then such payments shall commence on the first regular payroll date on or immediately following the first day of the seventh month following the Employee’s “separation from service”, as defined in Treasury Regulation Section. 1.409A-1(h), including the default presumptions and the first of such payments shall include all amounts otherwise payable prior to the first payment date but for the application of this Paragraph 18. The Company hereby advises the Employee that it has determined that the Employee is a “specified employee” (as so defined). However, the Employee has determined that the payments and benefits due under this Agreement during the first six months following the Employee’s “separation from service” do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code and, accordingly, no delay in the commencement of payments is necessary.
19.    Section 409A of the Code. The Employee hereby acknowledges and agrees with the Company that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Employee and the Company agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any payment payable hereof), if possible, so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved. At the Employee’s request, the Company shall consult with the Employee in good faith regarding the implementation of the provisions of this Paragraph 19; provided, that neither the Company nor any of its employees or representatives shall have any liability to the Employee with respect to Section 409A of the Code.
20.    Exceptions. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date the Employee signs this Agreement, (iii) that may arise after the Employee signs and delivers this Agreement to the Company, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, prevent the Employee from filing a charge or complaint with or from voluntarily participating in an investigation or proceeding conducted by the EEOC, or any other any federal, state or local agency charged with the enforcement of any laws, although by signing this Agreement the Employee is waiving and releasing all rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver and release of individual relief is prohibited.
21.    Miscellaneous. This Agreement and the Confidentiality Agreement contain the entire understanding and agreement between the parties. This Agreement supersedes any and all previous agreements (other than the Confidentiality Agreement), plans and other arrangements, whether written or oral, between the Employee and the Employer. Other than the Confidentiality Agreement, there are no other representations, agreements or understandings, oral or written, between the parties. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement may be executed in counterparts, including by fax or pdf, and all counterparts so executed shall constitute one agreement, binding upon the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties, as well as their administrators, representatives, agents, executors, successors and assigns.
22.    Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and performed in such State and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. Except in the event the Company seeks to enforce its rights under Paragraphs 5, 7, 8, 9, 10, 11 or 15 of this Agreement, the parties agree to mediate any dispute arising under this Agreement. In the event of any such dispute subject to mediation, the parties, within thirty (30) days of a written request for mediation, shall attend a mediation to be conducted in New Jersey in order to make a good faith reasonable effort to resolve such dispute. The parties shall attempt, in good faith, to agree to a mediator. If the parties are unable to agree to a mediator, the parties shall submit the matter to the American Arbitration Association to appoint a mediator and conduct the mediation in New Jersey. If this good faith mediation effort fails to resolve the dispute arising under this Agreement or in the event the Company seeks to enforce its rights under Paragraphs 5, 7, 8, 9, 10, 11 or 15 of this Agreement, then either party may commence a legal suit, action or proceeding to resolve such dispute, provided that such legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a New Jersey federal or state court. The Employee and Employer agree to waive any objection which either may now or hereafter have to the laying of venue of any such suit, action or proceeding and the Employee and Employer irrevocably submit to the exclusive jurisdiction of any such court in any suit, action or proceeding.
23.    Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

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24.
THE EMPLOYEE STATES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THE EMPLOYEE PRIOR TO SIGNING IT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AT THE EMPLOYEE’S OWN EXPENSE AND THE EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE EMPLOYEE IS SIGNING THE RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE RELEASED PARTIES AS STATED IN THIS AGREEMENT.
Agreed to and accepted by, on this 30th day of January, 2015.

Witness:                    EMPLOYEE:

/s/ Deborah King                /s/ Natalie Levy                                            Name: Natalie Levy

Agreed to and accepted by, on this 3rd day of February, 2015.

THE CHILDREN’S PLACE SERVICES COMPANY, LLC

By:/s/ Jane Elfers
Name: Jane Elfers
Title: President and Chief Executive Officer